Exhibit 10.20

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement (the "Agreement") is entered into by and between Apria Healthcare Group Inc. (the "Company") and John C. Maney (the "Executive"), as of December 7, 2000, effective as of January 1, 2000.

I.   EMPLOYMENT.
     ----------

     The Company hereby employs the Executive and the Executive hereby accepts such employment, upon the terms and conditions hereinafter set forth. The term of the employment will continue until the termination of Executive's employment by reason of his written resignation, termination by the Company for any reason by written notice of termination, or death, provided that for purposes of
Section IV-D-3, the "Expiration Date" shall initially be December 31, 2001, and shall be extended one (1) day for each day of the Executive's employment during the term of this Agreement until the Executive's employment is terminated for any reason. For instance, if the Executive's employment with the Company is terminated on January 1, 2001, the Expiration Date shall be December 31, 2002. The Executive's employment may be terminated at any time by written notice from the Executive to the Company or from the Company to the Executive, in the manner provided in Section XVI hereof.

II.  DUTIES.
     ------

     The Executive shall serve during the course of his employment as an Executive Vice President and the Chief Financial Officer of the Company, reporting to the Chief Executive Officer. The Executive shall undertake such duties and have such authority as the Company, through its Chief Executive Officer, shall assign to the Executive from time to time in the Company's sole and absolute discretion provided such duties and responsibilities are the types of duties that would ordinarily be assigned to a person with employment experience and a position comparable to that of the Executive. The Executive agrees to devote substantially all of his working time and efforts to the business and affairs of the Company. The Executive further agrees that he shall not undertake any outside activities which create a conflict in interest with his duties to the Company, or which, in the judgment of the Board of Directors of the Company, interfere with the performance of the Executive's duties to the Company.

III. COMPENSATION.
     ------------

     A. The Company will pay to the Executive a base salary at the rate of $350,000 per year. Such salary shall be payable in periodic installments in accordance with the Company's customary practices. Amounts payable shall be reduced by standard withholdings and other authorized deductions. The
Executive's salary may be increased from time to time at the discretion of the Company, provided, however, that such increase shall not be less than 5% for the calendar years 2000, 2001 and 2002.

     B. Annual Bonus, Incentive, Savings and Retirement Plans. The Executive shall be entitled to participate in all annual bonus, incentive, savings and retirement plans, practices, policies and programs applicable generally to the Chief Executive Officer of the Company, including without limitation (i) the Company's Incentive Compensation Plan, (ii) the Company's target incentive plan for the two years ended December 31, 2000, and (iii) the Company's 401(k) Savings Plan.

     C. Welfare Benefits Plans. The Executive and/or his family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other executives of the Company. The Company reserves the right to modify, suspend or discontinue any and all of the above plans, practices, policies and programs at any time without recourse by the Executive so long as such action is taken generally with respect to other similarly situated peer executives and does not single out the Executive.

     D. Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures as in effect generally with respect to other executives of the Company. Such employment expenses will include, but are not limited to, reasonable costs to maintain the Executive's California CPA license and the related continuing education requirements.

     E. Fringe Benefits. The Executive shall be entitled to fringe benefits, including without limitation (i) a car allowance of $8,400 per year, payable in periodic installments in accordance with the Company's customary practices, (ii) reasonable access to the Company's independent auditors for personal financial planning, (iii) reasonable travel and entertainment expenses of the Executive's spouse, on an actually incurred basis when necessary in conjunction with participation in Company events, and (iv) such other benefits in accordance with the plans, practices, programs and policies as may be in effect generally with respect to the Chief Executive Officer of the Company.


     F. Vacation. The Executive shall be entitled to four weeks of paid vacation annually, to be available and prorated monthly during the term of this Agreement and otherwise to be consistent with the vacation policy and practice applicable to other executives of the Company.


     G. Stock Options. The provisions in Section 2-G of the employment agreement between the Executive and the Company dated as of October 19, 1998, shall remain in full force and effect.


IV.  TERMINATION.
     -----------

     A. Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death. If the Company determines in good faith that the Disability of the Executive has occurred (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section XVII if its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties. For purposes of this Agreement, "Disability" shall mean a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on the Company. The Company reserves the right, in good faith, to make the determination of Disability under this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

     B. Cause. The Company may terminate the Executive's employment for Cause. For purposes of this Agreement, "Cause" shall mean that the Company, acting in good faith based upon the information then known to the Company, determines that the Executive has engaged in or committed: willful misconduct; theft, fraud or other illegal conduct; failure to substantially perform his duties (other than such failure resulting from the Executive's Disability) for a 30-day period after written demand for substantial performance is delivered by the Company that specifically refers to this paragraph and identifies the manner in which the Company believes the Executive has not substantially performed his duties; insubordination; any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company; violation of any fiduciary duty; violation of the Executive's duty of loyalty to the Company; or a breach of any material term of this Agreement for a 30-day period after written notification is delivered by the Company that specifically refers to this paragraph and identifies the manner in which the Company believes the Executive has breached a material term of this Agreement. For purposes of this paragraph, no act, or failure to act, on the Executive's part shall be considered willful unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause without delivery to the Executive of a notice of termination signed by the Company's Chief Executive Officer or Chairman of the Board stating that in the good faith opinion of the officer signing such notice, the Executive has engaged in or committed conduct of the nature described in the second sentence of this paragraph, and specifying the particulars thereof in detail.

     C. Other than Cause or Death or Disability. The Executive or the Company may terminate the Executive's employment at any time, without Cause, by giving the other party to this Agreement at least 30 days advance written notice of such termination, subject to the provisions of this Agreement.

     D. Obligations of the Company Upon Termination.


     1. Death or Disability. If the Executive's employment is terminated by reason of the Executive's death or Disability, this Agreement shall terminate without further obligations to the Executive or his legal representatives under this Agreement, other than for (a) payment of the sum of (i) the Executive's base salary through the date of termination of employment to the extent not theretofore paid, plus (ii) any earned vacation pay, to the extent not theretofore paid (the sum of the amounts described in clauses (i) and (ii) shall be hereinafter referred to as the "Accrued Obligations"), which shall be paid to the Executive or his estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the date of termination of employment; and (b) payment to the Executive or his estate or beneficiary, as applicable, (i) any amounts due pursuant to the terms of any applicable welfare benefit plans; (ii) obligations pursuant to the terms of any outstanding stock option agreements; and (iii) obligations under the Company's 401(k) Savings Plan.

     2. Cause. If the Executive's employment is terminated by the Company for Cause, this Agreement shall terminate without further obligations to the Executive other than for the timely payment of the Accrued Obligations. If it is subsequently determined that the Company did not have Cause for termination under this Section IV-D-2, then the Company's decision to terminate shall be deemed to have been made under Section IV-D-3 and the amounts payable thereunder shall be the only amounts the Executive may receive for his termination.

     3. Other than Cause or Death or Disability.

     (a) If, during the term of this Agreement, (i) the Company terminates the Executive's employment for other than Cause or death or Disability, or (ii) the Executive terminates his employment hereunder with Good Reason (as defined below), the Executive's employment shall terminate and the Executive shall be entitled to receive the following:

     (1) an amount equal to the Contract Balance (as defined below) in one lump sum upon such termination of his employment; and

     (2) the Accrued Obligations as of the date of termination of employment.

     Any payment made pursuant to this Section IV-D-3(a) shall be reduced by all amounts required to be withheld by applicable law, and shall only be made in exchange for a valid release of all claims the Executive may have against the Company in a form acceptable to the Company. Such payment shall constitute the sole and entire obligation of the Company to provide any compensation or benefits to the Executive upon termination, except for obligations under the Company's 401(k) Savings Plan, obligations pursuant to the terms of any outstanding stock option agreements, and the Company's obligations to make payments required to be made under any other incentive compensation plan .

     (b) The term "Good Reason" means:


         (i) if the Executive's annual base salary is reduced, except for a general one-time "across-the-board" salary reduction not exceeding ten percent (10%) which is imposed simultaneously on all officers of the Company provided, however, that the minimum salary increases described in Section III. A. shall continue to apply to any such reduced base salary; or

         (ii) if the Company requires the Executive to be based at an office location which will result in an increase of more than thirty (30) miles in the Executive's one-way commute; or

         (iii) if the Company does not permit the Executive to continue to serve as the Chief Financial Officer or another mutually acceptable senior executive position; or

         (iv) if a Change of Control of the Company occurs and, at any time concurrent with or during the six-month period following said Change of Control, the Executive shall have sent to the Chief Executive Officer of the Company a written notice terminating his employment on a date specified in said notice.

     (c) The term "Contract Balance" means an amount equal to the annual base salary and car allowance that Executive would have earned from the Company had Executive continued his employment from the date the Executive's employment terminated through the Expiration Date (i.e., base salary and car allowance for two (2) years), using the rate of base salary and the car allowance in effect on the date on which the Executive received or gave written notice of his termination, plus an amount equal to two (2) times the sum of (i) an amount equal to the average of the Executive's two (2) most recent annual bonuses, if any, received under the Company's Incentive Compensation Plan prior to such notice of termination, and (ii) an amount determined by the Company from time to time in its sole discretion to be equal to the average annual cost for Company employees of obtaining medical, dental and vision insurance under COBRA, which annual amount is hereby initially determined to be $10,000.

     (d) A "Change of Control" shall be deemed to have occurred if:


         (i) any "person," as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "1934 Act") is, becomes or enters a contract to become, the "beneficial owner," as such term is used in Rule 13d-3 promulgated under the 1934 Act, directly or indirectly, of securities representing twenty-five percent (25%) or more of the voting common stock of the Company;

         (ii) all or substantially all of the business of the Company is disposed of, or a contract is entered to dispose of all of the business of the Company pursuant to a merger, consolidation other transaction in which (a) the Company is not the surviving company or (b) the stockholders of the Company prior to the transaction do not continue to own at least sixty percent (60%) of the surviving corporation; or

         (iii) the Company is materially or completely liquidated.

     Notwithstanding clause (i) above, a "Change of Control" shall not be deemed to have occurred solely because a person shall be, become or enter into a contract to become the beneficial owner of 25% or more, but less than 40%, of the voting common stock of the Company, if and for so long as such person is bound by, and in compliance with, a contract with the Company providing that such person may not nominate, vote for, or select more than a minority of the directors of the Company. The exception provided by the preceding sentence shall cease to apply with respect to any person upon expiration, waiver, or non-compliance with any such contract, by which such person was bound.

     (e) In the event the Executive initiates arbitration pursuant to Section V to enforce his rights to any payments under this Section IV-D-3, or the Company seeks to withhold or reduce any such payments for any reasons, then:

         (i) the burden of proving that the Executive is not entitled to such payments shall be on the Company;


         (ii) The Company shall pay all expenses incurred by the Executive in prosecuting or defending any such proceeding as they are incurred by the Executive in advance of the final disposition of such dispute, together with any tax liability incurred by the Executive in connection with the receipt of such amounts; provided, however, that the payment of such expenses incurred in advance of the final disposition of such proceeding shall be made only upon delivery to the Company of an undertaking, by or on behalf of the Executive, to repay all amounts so advanced to the extent the arbitrator in such proceeding so determines as provided in Section V; and

         (iii) All such payments required under this Agreement shall continue to be made on the dates provided herein without any offsets, claims or charges of any kind whatsoever being asserted by the Company, except in the event a final determination pursuant to the arbitration provisions of Section V has been rendered and such determination provides that the Company is entitled to assert any such offset, claim or charge against the Executive.

     4. Exclusive Remedy. The Executive agrees that the payments contemplated by this Agreement shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.


V.   ARBITRATION.
     -----------

     Any dispute or controversy arising under or in connection with this Agreement or Executive's employment by the Company shall be settled exclusively by arbitration, conducted before a single neutral arbitrator in accordance with the American Arbitration Association's National Rules for Resolution of Employment Disputes as then in effect. Such arbitration shall be conducted in Orange County, California, and the arbitrator shall be a resident of Orange County, California or of a county contiguous to Orange County, California. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections VI, VII, or VIII of this Agreement and the Executive hereby consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond, and provided, further, that the Executive shall be entitled to seek specific performance of his right to be paid until the date of employment termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The arbitrator's order shall specify, based on the outcome of the arbitration, whether the Executive shall repay any of the Executive's expenses theretofore paid by the Company pursuant to Section IV-D-3(e)(ii). The fees and expenses of the arbitrator shall be borne by the Company.

VI.  ANTISOLICITATION.
     ----------------

     The Executive promises and agrees that during the term of this Agreement (including any renewal) and for a period of one year thereafter, he will not influence or attempt to influence customers of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary or affiliate of the Company.

VII. SOLICITING EMPLOYEES.
     --------------------

     The Executive promises and agrees that, for a period of one year following termination of his employment, he will not directly or indirectly solicit any of the Company employees who earned annually $50,000 or more as a Company employee during the last six months of his of her own employment to work for any other business, individual, partnership, firm, corporation, or other entity.

VIII.CONFIDENTIAL INFORMATION.
     ------------------------

     A. The Executive, in the performance of his duties on behalf of the Company, shall have access to, receive and be entrusted with confidential information, including but not limited to systems technology, field operations, reimbursements, development, marketing, organizational, financial, management, administrative, clinical, customer, distribution and sales information, data, specifications and processes presently owned or at any time in the future developed, by the Company or its agents or consultants, or used presently or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and will be available to the Executive in confidence. Except in the performance of duties on behalf of the Company, the Executive shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of the Executive's) to be confidential because it has become part of the public domain. All records, files, drawings, documents, notes, disks, diskettes, tapes, magnetic media, photographs, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which the Executive prepares, uses or encounters during the course of his employment, shall be and remain the Company's sole and exclusive property and shall be included in the Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, the Executive shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any time has been in the Executive's possession or under the Executive's control.

     B. The Executive hereby acknowledges that the sale or unauthorized use or disclosure of any of the Company's Confidential Material by any means whatsoever and at any time before, during or after the Executive's employment with the Company shall constitute unfair competition. The Executive agrees that he shall not engage in unfair competition either during the time employed by the Company or any time thereafter.

IX.  EXCISE TAX.
     ----------

     A. In the event that any amount or benefit that may be paid or otherwise provided to or in respect of the Executive by or on behalf of the Company or any affiliate, whether pursuant to this Agreement or otherwise (collectively, "Covered Payments"), is or may become subject to the tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision or any comparable provision of state, local or foreign law) ("Excise Tax"), the Company will pay to the Executive a "Reimbursement Amount" equal to the total of: (A) any Excise Tax on the Covered Payments, plus (B) any Federal, state, and local income taxes, employment and excise taxes (including the Excise Tax) on the Reimbursement Amount, plus (C) the product of any deductions disallowed for Federal, state or local income tax purposes because of the inclusion of the Reimbursement Amount in the Executive's income multiplied by the Executive's combined Federal, state, and local income tax rate for the calendar year in which the Reimbursement Amount is includible in the Executive's taxable income, plus (D) any interest, penalties or additions to tax imposed under applicable law in connection with the Excise Tax or the Reimbursement Amount, plus (E) any reasonable out-of-pocket costs incurred by the Executive in connection with any of the foregoing. For purposes of this Section IX-A, the Executive will be deemed to pay (1) Federal income taxes at the highest applicable marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Reimbursement Amount is includible in the Executive's taxable income and (2) any applicable state and local income taxes at the highest applicable marginal rate of taxation applicable to individuals for the calendar year in which such Reimbursement Amount is includible in the Executive's taxable income, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Executive's adjusted gross income). Except to the extent provided in Section IX-C below, this provision is intended to put Employee in the same position as Employee would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

     B. The payment of a Reimbursement Amount under this Section IX shall not be conditioned upon the Executive's termination of employment.

     C. Notwithstanding the foregoing provisions of this Section IX-A, if the Company determines that, absent this sentence, the Executive is entitled to a Reimbursement Amount, but that the portion of the Covered Payments that would be treated as "parachute payments" under Code Section 280G ("Covered Parachute
Payments") does not exceed 103% of the greatest amount of Covered Parachute Payments that could be paid to the Executive such that the receipt of such Covered Parachute Payments would not give rise to any Excise Tax (the "Safe Harbor Amount"), then no Reimbursement Amount shall be paid to the Executive (unless for any reason Executive is determined to be subject to the Excise Tax after application of the balance of this sentence, in which case the full Reimbursement Amount shall be paid), and the Covered Parachute Payments payable under this Agreement shall be reduced so that the Covered Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount. For purposes of reducing the Covered Parachute Payments to the Safe Harbor Amount, only amounts payable under this Agreement shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Covered Parachute Payments to the Safe Harbor Amount, no amounts payable under this Agreement or otherwise shall be reduced pursuant to this Section IX-C. The Company shall notify the Executive of any intent to reduce the amount of any Covered Payments in accordance with this Section IX-C (which notice, if practicable, shall be given prior to the occurrence of an event that would give rise to a Covered Parachute Payment), and Executive shall have the right to designate which of the Covered Payments shall be reduced and to what extent, provided that the Executive may not so elect to the extent that, in the determination of counsel to the Company, such election would cause the Executive to be subject to the Excise Tax.

     D. The determination of whether an event described in Code Section 280G(b)(2)(A)(i) has occurred, the amount of any Reimbursement Amount and/or the amounts described in Section IX-C above shall be made initially by an accounting firm mutually acceptable to the Company and the Executive; provided, however, that nothing herein shall limit the Executive's right to payment of the Reimbursement Amount in the event it is determined that any of such initial determinations was incorrect.

     E. The Executive shall promptly notify the Company in writing of any claim by any taxing authority that, if successful, would require the payment by the Company of a Reimbursement Amount; provided, however, that failure by the Executive to give such notice promptly shall not result in a waiver or forfeiture of any of the Executive's rights under this Section IX except to the extent of actual damages suffered by the Company as a result of such failure. If the Company notifies the Executive in writing within 15 days after receiving such notice that it desires to contest such claim (and demonstrates to the reasonable satisfaction of the Executive its ability to pay any resulting Reimbursement Amount), the Executive shall:

     1. give the Company any information reasonably requested by the Company relating to such claim;

     2. take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to the Executive;

     3. cooperate with the Company in good faith in order effectively to contest such claim; and

     4. permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company's actions do not unreasonably interfere with or prejudice the Executive's disputes with the taxing authority as to other issues; and provided, further, that the Company shall bear and pay on an after-tax and as-incurred basis, all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax and as-incurred basis, for all resulting taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax.

X.   SUCCESSORS.
     ----------

     A. This Agreement is personal to the Executive and shall not, without prior written consent of the Company, be assignable by the Executive.


     B. This Agreement shall inure to the benefit of and be binding upon the Company, its subsidiaries and its successors and assigns and any such subsidiary, successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, "successor" and "assignee" shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise.

XI.  WAIVER.
     ------

     No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

XII. MODIFICATION.
     ------------

     This Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company's Chairman.

XIII.SAVINGS CLAUSE.
     --------------

     If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect any other provisions or application of the Agreement which can be given effect without the valid provisions or applications and, to this end, the provisions of this Agreement are declared to be severable.

XIV. COMPLETE AGREEMENT.
     ------------------

     This Agreement constitutes and contains the entire agreement and final understanding concerning the Executive's employment with the Company and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. Any representation, promise or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement. Except as provided herein, the Executive's prior employment agreement with the Company is no longer in effect.

XV.  GOVERNING LAW.
     -------------

     This Agreement shall be deemed to have been executed and delivered within the State of California and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflicts of laws.

XVI. CONSTRUCTION.
     ------------

     In any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

XVII.COMMUNICATIONS.
     --------------

     All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or by courier, or if mailed by registered or certified mail, postage prepaid, addressed to the Executive c/o Law Offices of Michael J. Genovese at 2123 San Joaquin Hills Road, Newport Beach, California, 92660 or addressed to the Company at 3570 Hyland Avenue, Costa Mesa, California 92626, Attention: Senior Vice President and General Counsel, with a copy to the attention if the Senior Vice President, Human Resources. Either party may change the address at which notices shall be given by written notice given in the above manner.

XVIII.EXECUTION.
      ---------

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Xerographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

IX.  LEGAL COUNSEL.
     -------------

     The Executive and the Company recognize that this is a legally binding contract and acknowledge and agree that they have each had the opportunity to consult with legal counsel of their choice.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

APRIA HEALTHCARE GROUP INC.                    THE EXECUTIVE

By: ____________________________               _______________________________
    Philip L. Carter                           John C. Maney
    Chief Executive Officer